C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 21, 2009 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2009.

Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2009	2008	% change	2009	2008	% change

Total revenues	$ 1,926,020	$ 2,321,706	-17.0%	$3,614,020	$4,306,918	-16.1%
Net revenues:
Transportation
Truck	$ 266,226	$ 252,204	5.6%	$ 522,585	$ 511,527	2.2%
Intermodal	8,457	10,700	-21.0%	18,258	19,878	-8.1%
Ocean	12,947	14,034	-7.7%	27,174	26,289	3.4%
Air	7,748	9,711	-20.2%	15,085	17,761	-15.1%
Miscellaneous	10,845	10,833	0.1%	20,815	20,700	0.6%
Total transportation	306,223	297,482	2.9%	603,917	596,155	1.3%
Sourcing	34,048	30,285	12.4%	64,617	57,338	12.7%
Information services	11,433	13,419	-14.8%	21,773	25,722	-15.4%
Total net revenues	$ 351,704	$ 341,186	3.1%	$ 690,307	$ 679,215	1.6%
Operating expenses	201,820	196,680	2.6%	403,055	398,632	1.1%
Operating income	$ 149,884	$ 144,506	3.7%	$ 287,252	$ 280,583	2.4%
Net income	$ 92,253	$ 90,418	2.0%	$ 177,636	$ 176,736	0.5%
Diluted EPS	$ 0.54	$ 0.52	3.8%	$ 1.04	$ 1.02	2.0%

Our consolidated total revenues decreased 17.0 percent in the second quarter of 2009 compared to the second quarter of 2008. Our Transportation revenue decline of 22.8 percent in the second quarter of 2009 was driven by falling transportation rates and volume declines in many of our transportation modes. Due primarily to a reduction in fuel prices compared to the prior year, transportation rates declined. We also reduced prices to our customers. A significant decline in overall transportation market demand due to the economic recession negatively impacted our volumes.

Our Sourcing revenues increased 12.1 percent in the second quarter of 2009 primarily due to volume growth. Our Information Services revenues decreased 14.8 percent in the second quarter of 2009. The decrease was driven by declines in transactions and lower fuel prices.

Total Transportation net revenues increased 2.9 percent to $306.2 million in the second quarter of 2009 from $297.5 million in the second quarter of 2008. Our Transportation net revenue margin increased to 20.6 percent in 2009 from 15.4 percent in 2008 largely driven by a decline in fuel prices and a lower cost of capacity.

Our truck net revenues, which consist of truckload and less-than-truckload ("LTL") services, increased 5.6 percent in the second quarter of 2009. Our truckload volumes decreased approximately 5 percent. Our truckload net revenue margins increased due to lower fuel prices and lower cost of capacity. Excluding the estimated impacts of fuel, on average our truckload rates decreased approximately 5 percent in the second quarter of 2009. Our LTL net revenues decreased slightly. The decrease was driven by price declines, partially offset by volume increases. Our LTL net revenue margin was relatively consistent with the second quarter of 2008.

Our intermodal net revenue decrease of 21.0 percent in the second quarter was driven largely by price declines, combined with slight volume decreases. Net revenue margin was relatively consistent with the second quarter of 2008.

Our ocean transportation net revenues decreased 7.7 percent in the second quarter of 2009 driven by decreased volumes, partially offset by margin expansion. Excluding our previously announced acquisition of Transera International Holdings Ltd. ("Transera") on August 1, 2008 and Walker Logistics Overseas Ltd. ("Walker") on June 12, 2009, our ocean transportation net revenues would have declined approximately 23 percent. Our ocean net revenue margins increased due to lower cost of capacity.

Our air transportation net revenue decrease of 20.2 percent in the second quarter of 2009 was driven by decreased volumes, partially offset by the impact of the acquisitions of Transera and Walker, and increased net revenue margins. Excluding acquisitions, our air transportation net revenues decreased approximately 26.5 percent.

For the second quarter, Sourcing net revenues increased 12.4 percent to $34.0 million in 2009 from $30.3 million in 2008. This increase was driven primarily by volume growth.

Our Information Services net revenues decreased 14.8 percent in the second quarter of 2009. The decrease was driven by declines in transactions. Lower fuel prices also impacted our growth, as some of our merchant fees are based on a percentage of the total sale amount.

For the second quarter, operating expenses increased 2.6 percent to $201.8 million in 2009 from $196.7 million in 2008. This was due to an increase of 3.6 percent in personnel expenses and a decrease of 0.2 percent in selling, general, and administrative expenses.

As a percentage of net revenues, total operating expenses decreased slightly to 57.4 percent in the second quarter of 2009 from 57.6 percent in the second quarter of 2008. This decrease was due to a decrease in our selling, general, and administrative expenses as a percentage of net revenues from 14.7 percent in 2008 to 14.2 percent in 2009.

As previously announced, on June 12, 2009 we acquired Walker Logistics Overseas, Ltd. Walker is a global freight forwarding company specializing in air and ocean freight, warehousing, courier, and logistics solutions. Walker is headquartered in the United Kingdom and has approximately 75 employees. On July 7, 2009, we acquired certain assets of International Trade & Commerce, Inc. ("ITC"). ITC is a United States customs brokerage company specializing in warehousing and distribution and cross-border services between the United States and Mexico. ITC is headquartered in Laredo, Texas and has approximately 40 employees and staff.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 32,000 customers through a network of 233 offices in North America, South America, Europe, Asia, Australia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 50,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2009 Earnings Conference Call

Tuesday, July 21, 2009 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 877-941-2333; conference ID 4099798

Webcast replay available through August 4, 2008; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on July 24, 2009: 800-406-7325;

passcode: 4099798#
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenues:
Transportation	$1,487,577	$ 1,927,354	$2,806,103	$ 3,568,966
Sourcing	427,010	380,933	786,144	712,230
Information Services	11,433	13,419	21,773	25,722
Total revenues	1,926,020	2,321,706	3,614,020	4,306,918
Costs and expenses:
Purchased transportation and related services	1,181,354	1,629,872	2,202,186	2,972,811
Purchased products sourced for resale	392,962	350,648	721,527	654,892
Personnel expenses	151,743	146,521	304,966	300,275
Other selling, general, and administrative expenses	50,077	50,159	98,089	98,357
Total costs and expenses	1,776,136	2,177,200	3,326,768	4,026,335

Income from operations	149,884	144,506	287,252	280,583

Investment and other income	729	1,709	1,219	4,183

Income before provision for income taxes	150,613	146,215	288,471	284,766
Provision for income taxes	58,360	55,797	110,835	108,030
Net income	$ 92,253	$ 90,418	$ 177,636	$ 176,736

Net income per share (basic)	$ 0.55	$ 0.53	$ 1.05	$ 1.04
Net income per share (diluted)	$ 0.54	$ 0.52	$ 1.04	$ 1.02
Weighted average shares outstanding (basic)	167,972	169,731	168,422	169,794
Weighted average shares outstanding (diluted)	169,584	173,483	170,089	173,747

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$ 356,871	$ 494,743
Available-for-sale securities	592	2,644
Receivables, net	920,686	828,884
Other current assets	38,726	21,600
Total current assets	1,316,875	1,347,871

Property and equipment, net	111,795	104,088
Intangible and other assets	375,001	363,762
Total Assets	$ 1,803,671	$ 1,815,721

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 595,440	$ 568,758
Accrued compensation	59,179	93,431
Other accrued expenses	35,434	35,464
Total current liabilities	690,053	697,653

Long term liabilities	12,309	10,847
Total liabilities	702,362	708,500

Total stockholders' investment	1,101,309	1,107,221
Total liabilities and stockholders' investment	$ 1,803,671	$ 1,815,721

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2009	2008
Operating activities:
Net income	$ 177,636	$ 176,736
Stock-based compensation	11,667	12,596
Depreciation and amortization	14,654	15,370
Provision for doubtful accounts	9,908	5,658
Other non-cash expenses, net	(4,671)	5,559
Net changes in operating elements	(122,857)	(152,734)
Net cash provided by operating activities	86,337	63,185

Investing activities:
Net property additions	(20,025)	(11,053)
Purchases of available-for-sale securities	-	(110,317)
Sales/maturities of available-for-sale securities	2,146	187,777
Cash paid for acquisition, net	(12,412)	(9,915)
Other assets, net	39	651
Net cash (used for) provided by investing activities	(30,252)	57,143

Financing activities:
Net repurchases of common stock	(113,811)	(78,348)
Excess tax benefit from stock-based compensation plans	4,226	8,506
Cash dividends	(80,848)	(75,803)
Net cash used for financing activities	(190,433)	(145,645)
Effect of exchange rates on cash	(3,524)	5,145

Net change in cash and cash equivalents	(137,872)	(20,172)
Cash and cash equivalents, beginning of period	494,743	338,885
Cash and cash equivalents, end of period	$ 356,871	$ 318,713

	As of June 30,
	2009	2008
Operational Data:
Employees	7,312	7,793
Branches	233	221

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